Exhibit 10.1

DEBT AGREEMENT

This agreement is by and between:

WarpSpeed Taxi Inc.

and

Global Corporate Structural Services Inc.

WHEREAS:

A.	WarpSpeed Taxi Inc. (“WarpSpeed”) owes $135,430.95 (the “Debt”) to Global Corporate Structural Services Inc. (“GCSS”) as at July 31, 2022 in connection with the provision of marketing, beta testing, cloning, and maintenance services in connection with the WarpSpeed Taxi computer application (the “Application”);

B.	The parties wish to enter into an agreement regarding the payment of the Debt and the continued maintenance of the application;

NOW THEREFORE, IN CONSIDERATION of the mutual covenants and other good and valuable consideration, the parties agree as follows:

1.	GCSS will continue providing Application maintenance services as invoiced until September 30, 2022.

2.	WarpSpeed shall execute a security agreement providing GCSS with a security interest in the Application, including, without limitation, the software, trademarks, and patents related to the Application, against payment of the Debt by September 30, 2022.

3.	If WarpSpeed fails to pay the Debt amount to GCSS by September 30, 2022, GCSS shall have the right to secure a 100% interest in the Application in full and final settlement of the Debt.

The parties agree to and shall each do and perform all further acts and execute all necessary documents as may be reasonably necessary to give effect this Debt Agreement.

DATED: September 6, 2022

/s/ Daniel Okelo	/s/ Salim Rana
WarpSpeed Taxi Inc	Global Corporate Structural Services Inc.